Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports Second Quarter 2026 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., August 5, 2026: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended June 30, 2026. Total revenues in the second quarter of 2026 decreased by two percent year-over-year to $783.3 million, compared to $798.6 million in the second quarter of 2025.
“We just submitted what we believe are two of the most important NDAs in rare pulmonary disease history: ralinepag tablets in PAH and Nebulized Tyvaso in IPF,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “We believe that these submissions, accompanied by our planned filings later this year – an IND application for ralinepag DPI and an NDA for treprostinil SMI – may herald an opportunity for a quantum increase in our growth by the end of the decade. By next year, we expect potential approvals for Nebulized Tyvaso in IPF and ralinepag tablets in PAH, two potentially transformative, multi-billion-dollar catalysts that could significantly enhance our growth profile. We expect Tyvaso DPI will then follow Nebulized Tyvaso’s wake into IPF and then PPF. Moreover, our organ manufacturing pipeline continues to advance rapidly with clinical trials ongoing or being planned for liver, kidney, heart, and lung products, and the launch later this year of two xeno-organ production facilities in Minnesota and Texas.”
“Tyvaso DPI exited the second quarter at record levels of starts, referrals, commercial patients, and total patients, reflecting strong underlying demand,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “Supported by our competitively differentiated device, deep clinical experience, and significant remaining opportunity in PH-ILD, we are confident in our ability to extend our leadership position in the inhaled prostacyclin class.”
Second Quarter 2026 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025

Total revenues	$783.3	$798.6	$(15.3)	(2)%
Net income	$333.0	$309.5	$23.5	8%
Net income, per basic share	$7.82	$6.86	$0.96	14%
Net income, per diluted share	$7.27	$6.41	$0.86	13%

1

Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025
Net product sales:
Tyvaso DPI®	$326.6	$315.2	$11.4	4%
Nebulized Tyvaso®	126.0	154.4	(28.4)	(18)%
Total Tyvaso	452.6	469.6	(17.0)	(4)%
Remodulin®(1)	126.3	134.7	(8.4)	(6)%
Orenitram®	125.7	123.9	1.8	1%
Unituxin®	65.2	58.4	6.8	12%
Adcirca®	6.7	6.5	0.2	3%
Other	6.8	5.5	1.3	24%
Total revenues	$783.3	$798.6	$(15.3)	(2)%
(1) Net product sales include sales of infusion devices, including the Remunity® and RemunityPRO® Pumps.
Total Tyvaso revenues decreased by four percent to $452.6 million in the second quarter of 2026, compared to $469.6 million in the second quarter of 2025, driven by a decrease in Nebulized Tyvaso revenues, partially offset by growth in Tyvaso DPI revenues. The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold of $6.9 million and a price increase of $9.4 million, partially offset by higher gross-to-net deductions. The decrease in Nebulized Tyvaso revenues resulted primarily from a decrease in U.S. quantities sold of $37.6 million, partially offset by a price increase. The decrease in Remodulin revenues resulted primarily from a decrease in U.S. quantities sold of $12.3 million, partially offset by an increase in international revenues. We believe the availability of competitive therapies negatively impacted sales of Nebulized Tyvaso, Tyvaso DPI, and Remodulin for the three and six months ended June 30, 2026.
The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended June 30,
	2026			2025
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI	$326.6	$—	$326.6	$314.8	$0.4	$315.2
Nebulized Tyvaso	109.7	16.3	126.0	140.5	13.9	154.4
Total Tyvaso	436.3	16.3	452.6	455.3	14.3	469.6
Remodulin(1)	99.4	26.9	126.3	113.7	21.0	134.7
Orenitram	125.7	—	125.7	123.9	—	123.9
Unituxin	59.0	6.2	65.2	55.4	3.0	58.4
Adcirca	6.7	—	6.7	6.5	—	6.5
Other	6.5	0.3	6.8	5.0	0.5	5.5
Total revenues	$733.6	$49.7	$783.3	$759.8	$38.8	$798.6
(1) Net product sales include sales of infusion devices, including the Remunity and RemunityPRO Pumps.

2

Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025
Category:
Cost of sales	$98.5	$86.6	$11.9	14%
Share-based compensation expense(1)	1.0	1.0	—	—%
Total cost of sales	$99.5	$87.6	$11.9	14%
(1)See Share-based compensation expense below for discussion.
Cost of sales, excluding share-based compensation. The increase in cost of sales for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily due to an increase in inventory reserve expense. Of this increased amount, $7.5 million related to estimated losses under a commercial supply agreement intended to provide sufficient Tyvaso DPI inventory to meet the needs of our patients.
Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025
Category:
External research and development(1)	$71.2	$62.4	$8.8	14%
Internal research and development(2)	54.0	55.9	(1.9)	(3)%
Share-based compensation expense(3)	10.9	8.1	2.8	35%
Other(4)	10.2	7.6	2.6	34%
Total research and development expense	$146.3	$134.0	$12.3	9%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before regulatory approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before regulatory approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation expense below for discussion.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development, excluding share-based compensation. The increase in research and development expense for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily due to: (1) an increase in expenditures related to cardiopulmonary treatment projects; and (2) an increase in the fair value of our contingent consideration obligations for manufactured organ and organ alternative projects obtained through acquisition.

3

Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025
Category:
General and administrative(1)	$137.9	$131.1	$6.8	5%
Impairment of property, plant, and equipment (PP&E)	—	21.7	(21.7)	(100)%
Sales and marketing	37.3	31.0	6.3	20%
Share-based compensation expense(2)	31.5	28.7	2.8	10%
Total selling, general, and administrative expense	$206.7	$212.5	$(5.8)	(3)%
(1)    Excluding impairment of PP&E. See Impairment of PP&E section below.
(2)    See Share-based compensation expense below for discussion.
General and administrative, excluding impairment of PP&E and share-based compensation. The increase in general and administrative expense for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily due to: (1) an increase in personnel expense due to growth in headcount; and (2) an increase in consulting expenses, partially offset by a decrease in legal expenses related to litigation matters.
Impairment of PP&E. The decrease in impairment of PP&E during the three months ended June 30, 2026, as compared to the same period in 2025, was primarily due to the impairment charge to write down the carrying value of certain PP&E in 2025, which did not recur in 2026.
Sales and marketing, excluding share-based compensation. The increase in sales and marketing expense for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily due to an increase in personnel expense due to growth in headcount.
Share-based compensation expense. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2026	2025
Category:
Stock options	$12.8	$11.1	$1.7	15%
Restricted stock units	29.7	26.0	3.7	14%
Employee stock purchase plan	0.9	0.7	0.2	29%
Total share-based compensation expense	$43.4	$37.8	$5.6	15%
Interest income. Interest income was $31.5 million and $51.3 million for the three months ended June 30, 2026 and 2025, respectively. The decrease in interest income was primarily due to a decrease in marketable investments due to the sale of securities to fund our two accelerated share repurchase agreements in March 2026 (the 2026 ASR agreements).
Other income (expense), net. Other income (expense), net for the three months ended June 30, 2026 and 2025 was $13.3 million in income and $0.1 million in expense, respectively. The increase in other income was primarily due to net unrealized gains on equity securities.
Income tax expense. Income tax expense for the three months ended June 30, 2026 and 2025 was $39.7 million and $98.9 million, respectively. Our effective income tax rate (ETR) for the three months ended June 30, 2026 and 2025 was 11 percent and 24 percent, respectively. Our ETR for the three months ended June 30, 2026 decreased compared to our ETR for the three months ended June 30, 2025, primarily due to increased excess tax benefits from share-based compensation.

4

Share repurchase. In March 2026, our Board of Directors approved a share repurchase program authorizing up to $2.0 billion in aggregate repurchases of our common stock, which expires on March 9, 2027. In March 2026, we also entered into the 2026 ASR agreements with Citibank, N.A. to repurchase approximately $1.5 billion of our common stock. During the three months ended June 30, 2026, we received an additional 378,936 shares of our common stock upon the first to settle of the 2026 ASR agreements. The other 2026 ASR agreement settled in August 2026, and we received an additional 215,948 shares of our common stock upon final settlement. In total, we repurchased 2,759,343 shares of our common stock under the 2026 ASR agreements, of which 2,543,395 were held as treasury stock in our consolidated balance sheets as of June 30, 2026. As of June 30, 2026, $500 million remained available under the share repurchase program authorized by our Board for purchases through March 9, 2027.
Webcast
We will host a webcast to discuss our second quarter 2026 financial results on Wednesday, August 5, 2026, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. An investor presentation is available now, and after the webcast a replay of the webcast will also be available, at the same location on our website.
About United Therapeutics
Founded by CEO Martine Rothblatt to discover a cure for her daughter's life-threatening rare disease, pulmonary arterial hypertension, United Therapeutics transforms the treatment of rare diseases and pioneers alternatives to expand the supply of transplantable organs. From our innovative therapies to our groundbreaking manufactured organs, we are bold and unconventional. We move quickly from scientific theory to practical technologies that can save lives. As a public benefit corporation, even our legal structure reflects our commitments. We serve patients, act with integrity, create long-term shareholder value, and operate with sustainable practices that protect the future we are working to build.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to: our research and development and regulatory plans, including the potential outcome of our NDA and sNDA seeking approval for ralinepag tablets for PAH and Nebulized Tyvaso for IPF, respectively, our plans to submit by the end of this year an IND for ralinepag DPI and an NDA for treprostinil SMI, our plans to develop Tyvaso DPI for IPF and PPF; the potential for us to achieve a quantum increase in our growth by the end of the decade; our expectation that ralinepag tablets and Nebulized Tyvaso for IPF represent multi-billion-dollar catalysts that could significantly enhance our growth profile; our organ manufacturing pipeline, including our planned clinical trials and our plan to launch new xeno-organ facilities later this year; our expectation that our competitively differentiated device, deep clinical experience, and significant remaining opportunity in PH-ILD will enable us to extend our leadership position in the inhaled prostacyclin class; and our goals of expanding the supply of transplantable organs, developing practical technologies that can save lives, creating long-term shareholder value, and operating with sustainable practices. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of August 5,

5

2026, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, REMUNITYPRO, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Investor Inquiries
https://ir.unither.com/contact-ir
Media Inquiries
communications@unither.com

Abbreviations:
1. NDA = new drug application. 2. PAH = pulmonary arterial hypertension. 3. IPF = idiopathic pulmonary fibrosis. 4. IND = investigational new drug. 5. DPI = dry powder inhaler. 6. SMI = soft mist inhaler. 7. PPF = progressive pulmonary fibrosis.

6

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,
	2026	2025
	(Unaudited)
Total revenues	$783.3	$798.6
Operating expenses:
Cost of sales	99.5	87.6
Research and development	146.3	134.0
Selling, general, and administrative	206.7	212.5
Total operating expenses	452.5	434.1
Operating income	330.8	364.5
Interest income	31.5	51.3
Interest expense	(2.9)	(7.3)
Other income (expense), net	13.3	(0.1)
Total other income, net	41.9	43.9
Income before income taxes	372.7	408.4
Income tax expense	(39.7)	(98.9)
Net income	$333.0	$309.5
Net income per common share:
Basic	$7.82	$6.86
Diluted	$7.27	$6.41
Weighted average number of common shares outstanding:
Basic	42.6	45.1
Diluted	45.8	48.3

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

June 30, 2026
Cash, cash equivalents, and marketable investments	$3,803.4
Total assets	7,220.1
Total liabilities	819.8
Total stockholders’ equity	6,400.3

7